As filed with the United States Securities and Exchange Commission on May 6, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

eLOYALTY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-4304577
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

150 Field Drive Suite 250 Lake Forest, Illinois	60045
(Address of Principal Executive Offices)	(Zip Code)

eLoyalty Corporation 1999 Stock Incentive Plan

(Full Title of the Plan)

Kelly D. Conway

President and Chief Executive Officer

eLoyalty Corporation

150 Field Drive

Suite 250

Lake Forest, Illinois 60045

(Name and Address of Agent for Service)

(847) 582-7000

(Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Steven J. Gavin Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 (312) 558-5600	Steven H. Shapiro Vice President, General Counsel and Corporate Secretary eLoyalty Corporation 150 Field Drive, Suite 250 Lake Forest, Illinois 60045

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	5,375,263 shares(3)	$7.32(4)	$39,346,925.16(4)	$1,546.33
Common Stock, $0.01 par value per share	789,715 shares(5)	$7.32(4)	$5,780,713.80(4)	$227.18

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Also registered hereby are such additional and indeterminable number of shares of Common Stock, preferred stock purchase rights and plan interests as may become issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes.
(2)	Includes the preferred stock purchase rights that are initially attached to and trade with the shares of common stock registered hereby. The value attributable to such rights, if any, is reflected in the market price of the common stock.
(3)	This filing registers the sale of 5,375,263 shares of Common Stock issuable under the eLoyalty Corporation 1999 Stock Incentive Plan, as amended (the “Plan”).
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices reported for shares of Common Stock of the Registrant on The Nasdaq Global Market on May 1, 2008.
(5)	This filing also registers the reoffer and resale of 789,715 shares of Common Stock issued by the Company pursuant to the Plan to certain officers of the Company.

STATEMENT OF INCORPORATION BY REFERENCE—EXPLANATORY NOTE

This Form S-8 Registration Statement is filed pursuant to General Instruction E for the purpose of registering 5,375,263 additional shares of common stock, par value $0.01 per share (“Common Stock”), and the associated 5,375,263 additional preferred stock purchase rights (“Rights”) of eLoyalty Corporation (the “Registrant”), issuable pursuant to the eLoyalty Corporation 1999 Stock Incentive Plan, as amended (the “Plan”). The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference to the extent not otherwise amended or superseded by the contents hereof:

(a) the Registrant’s previously filed Form S-8 Registration Statement (File No. 333-30374), as filed with the Commission on February 14, 2000; and

(b) the Registrant’s previously filed Form S-8 Registration Statement (File No. 333-101031), as filed with the Commission on November 6, 2002.

This registration statement also includes a reoffer prospectus. The reoffer prospectus may be utilized for reofferings and resales on a continuous or a delayed basis in the future of up to 789,715 shares of Common Stock that constitute “restricted securities” and/or “control securities” which have been issued prior to the filing of this registration statement.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 7.	Exemption from Registration Claimed.

The 789,715 shares of the Company’s common stock offered for sale in the reoffer prospectus were awarded in the form of restricted stock grants to officers of the Company from 2000 to 2008, pursuant to the terms of the Plan. These shares were exempt from the registration requirements of section 5 of the Securities Act of 1933, as amended (the “Securities Act”), as it is the Company’s view that there was no “sale” of such shares within the meaning of Section 2(a)(3) of the Securities Act.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description
5.1	Opinion of Winston & Strawn LLP as to the legality of the securities being registered

23.1	Consent of Grant Thornton LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Winston & Strawn (included as part of Exhibit 5.1)

Reoffer Prospectus

789,715 Shares of Common Stock

This reoffer prospectus relates to 789,715 shares of common stock of eLoyalty Corporation (the “Company” or “eLoyalty”), par value $0.01 per share, and the associated preferred stock purchase rights of eLoyalty, which may be offered for sale from time to time by certain stockholders or their successors in interest. The information regarding these stockholders is provided under the caption “Selling Stockholders.” We will not receive any proceeds from the sale of shares of common stock pursuant to this reoffer prospectus. The selling stockholders have acquired the common stock pursuant to grants of restricted shares under our eLoyalty Corporation 1999 Stock Incentive Plan and these stockholders may resell all, a portion, or none of these shares of common stock from time to time.

The shares of common stock are “restricted securities” or “control securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the selling stockholders, on a continuous or delayed basis, to the public without restriction. Each stockholder who sells shares of our common stock pursuant to this reoffer prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act.

You should carefully read this reoffer prospectus and any accompanying prospectus supplement before you make your investment decision. The shares of common stock offered hereby may be sold from time to time directly by, or on behalf of, each selling stockholder in one or more transactions on the Nasdaq Global Market or on any stock exchange on which our common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. We are paying the expenses incurred in registering the selling stockholders’ shares, but all selling and other expenses incurred by each of the selling stockholders will be borne by that stockholder.

Shares of our common stock are traded on the Nasdaq Global Market under the symbol “ELOY.” On April 30, 2008, the closing sale price for our common stock was $7.53 per share.

Investing in our common stock involves risks. You should carefully consider the risk factors beginning on page 5 of this reoffer prospectus before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this reoffer prospectus. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is May 6, 2008

ABOUT THIS REOFFER PROSPECTUS

You should rely only on the information contained or incorporated by reference in this reoffer prospectus and any applicable prospectus supplement or amendment to this prospectus. We have not authorized anyone to provide you with different information, and if anyone provides, or has provided you, with different or inconsistent information, you should not rely on it. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this reoffer prospectus, as well as the information filed previously with the Securities and Exchange Commission (the “SEC”) and incorporated by reference, is accurate only as of the date of the document containing the information, regardless of the time of delivery of this reoffer prospectus, the applicable prospectus supplement or any sale of our common stock.

A prospectus supplement may add to, update or change the information contained in this reoffer prospectus. You should read both this reoffer prospectus and the applicable prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.” In this reoffer prospectus, references to the “Company,” “eLoyalty,” “registrant,” “we,” “us,” and “our” refer to eLoyalty Corporation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This reoffer prospectus includes or incorporates by reference forward-looking statements that are based on current management expectations, forecasts and assumptions. These include, without limitation, statements containing the words “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “projects,” “future,” “should,” “could,” “seeks,” “target,” “may,” “will continue to,” “predicts,” “forecasts,” “potential,” “guidance,” “outlook” and similar expressions, references to plans, strategies, objectives and anticipated future performance and other statements that are not strictly historical in nature. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Such risks, uncertainties and other factors that might cause such a difference include, without limitation, the following:

•

Uncertainties associated with the attraction of new clients, the continuation of existing and new engagements with existing clients and the timing of related client commitments; reliance on a relatively small number of clients for a significant percentage of our revenue;

•	Risks involving the variability and predictability of the number, size, scope, cost, duration of and revenue from client engagements;

•	Variances in sales of products in connection with client engagements;

•	Management of the other risks associated with increasingly complex client projects and new service offerings, including execution risk;

•	Management of growth and development and introduction of new service offerings, including Behavioral Analytics™;

•

Challenges in attracting, training, motivating and retaining highly skilled management, strategic, technical, product development and other professional employees in a competitive information technology labor market;

•

Risks associated with our reliance on Cisco Systems, Inc., a large primary product partner within our Integrated Contact Solutions Service Line, including our reliance on their product positioning, pricing, and discounting strategies;

•	Reliance on major suppliers, including CRM software providers and other alliance partners, and maintenance of good relations with key business partners;

•	Continuing intense competition in the information technology services industry generally and, in particular, among those focusing on the provision of CRM services and software;

•	The rapid pace of technological innovation in the information technology services industry;

•	Protection of our technology, proprietary information and other intellectual property rights from challenges by third parties;

•	The ability to raise sufficient amounts of debt or equity capital to meet our future operating and financial needs;

•	Risks associated with compliance with international, federal and state privacy laws and the protection of highly confidential information of clients and their customers;

•	Future legislative or regulatory actions relating to the information technology or information technology service industries, including those relating to data privacy;

•

Changes by the Financial Accounting Standards Board or the SEC of authoritative accounting principles generally accepted in the United States of America or policies or changes in the application or interpretation of those rules or regulations;

•

Risks associated with global operations, including those relating to the economic conditions in each country, potential currency exchange and credit volatility, compliance with a variety of foreign laws and regulations and management of a geographically dispersed organization;

•	General economic, business and market conditions;

•

Acts of war or terrorism, including, but not limited to, actions taken or to be taken by the United States and other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where we operate;

•	The timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond our control; and

•	The other risks described under “Risk Factors” in this reoffer prospectus.

Readers are cautioned not to place undue reliance on forward-looking statements. They reflect opinions, assumptions and estimates only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

ABOUT ELOYALTY CORPORATION

We help our clients achieve breakthrough results with revolutionary analytics and advanced technologies that drive continuous business improvement. With a long track record of delivering proven solutions for many of the Fortune 1000 Companies, our offerings include Behavioral Analytics™, Integrated Contact Solutions and consulting services, aligned to enable focused business transformation.

We are focused on growing and developing our business through two primary Service Lines: Behavioral Analytics™ and Integrated Contact Solutions (formerly known as “Converged Internet Protocol Contact Center” or CIPCC). Through these Service Lines and through our traditional Customer Relationship Management (“CRM”) business, we generate three types of revenue: (1) consulting services revenue, which is generally project-based and sold on a time and materials or fixed-fee basis; (2) managed services revenue, which is recurring, annuity revenue from long-term (generally one to five year) contracts; and (3) product revenue, which is generated through the resale of third-party software and hardware. In recent years, we have invested heavily to develop the following differentiated capabilities in our primary Service Lines:

Behavioral Analytics™ Service Line

We pioneered this solution, which improves the reliability of call recording and applies human behavioral modeling to analyze and improve customer interactions. Using our Behavioral Analytics™ solution, we can help clients:

•	Automatically measure customer satisfaction and agent performance on every call;

•	Identify and understand customer personality;

•	Improve rapport between agent and customer;

•	Reduce call handle times while improving customer satisfaction;

•	Identify opportunities to improve self-service applications;

•	Improve cross-sell and up-sell success rates; and

•	Improve the efficiency and effectiveness of collection efforts.

We have designed a scalable application platform to enable us to implement and operate Behavioral Analytics™ solutions for our clients. The Behavioral Analytics™ solution is primarily hosted by us and delivered as a subscription service.

Integrated Contact Solutions Service Line

Our Integrated Contact Solutions Service Line focuses on helping clients realize the benefits of transitioning their contact centers to a single network infrastructure from the traditional two-network (voice network and separate data network) model. These benefits include cost savings, remote agent flexibility and application enhancements. We have developed a set of tools and methodologies to help clients financially model, plan migration paths, and configure, integrate and support Converged Internet Protocol (“IP”) network solutions within their contact center environments.

We derive revenue from three primary sources: consulting services, managed services and the resale of product, which are frequently sold and delivered together. Many consulting services engagements for the design and implementation of customer service or marketing solutions lead to the sale of one of our managed services, which may also include a long-term maintenance and support or hosting relationship, and product. Through the end of 2007, these service lines and products were packaged and marketed through common business development and account management teams. Our consulting services and managed services delivery teams often work together and leverage common tools and methodologies to deliver this spectrum of solutions to our clients.

In addition to the consulting services revenue generated by our Behavioral Analytics™ and Integrated Contact Solutions engagements, we derive a substantial portion of our revenue from a broad range of Traditional CRM consulting and systems integration work with long-standing accounts, as well as newer accounts more recently obtained through our Behavioral Analytics™ and Integrated Contact Solutions Service Lines. Growth in managed services revenue is primarily driven by Behavioral Analytics™ and Integrated Contact Solutions engagements. We also generate revenue from the resale of product, which consists of software and hardware primarily sold through our Integrated Contact Solutions Service Line. The vast majority of this revenue relates to reselling products from Cisco Systems, Inc.

We were incorporated in Delaware in May 1999. Our executive offices are located at 150 Field Drive, Suite 250, Lake Forest, Illinois 60045 (telephone number 847-582-7000).

RISK FACTORS

There is a range of risks and uncertainties that could adversely affect our business and our overall financial performance. In addition to the matters discussed elsewhere in this reoffer prospectus, we believe the more significant of such risks and uncertainties include the following:

Risks Relating to Our Business

We have not realized a profit in eight years and there is no guarantee that we will realize a profit in the foreseeable future.

As of December 29, 2007, we had an accumulated deficit of $158.5 million. We incurred net losses available to common stockholders of $20.1 million in 2007, $12.6 million in 2006 and $9.1 million in 2005, and may continue to incur net losses in the future.

Our financial results are subject to significant fluctuations because of many factors, any of which could adversely affect our stock price.

It is possible that in some future periods our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall. Our revenue and operating results may vary significantly due to a number of factors, many of which are not in our control. These factors include:

•	Unanticipated cancellations or deferrals of, or reductions in the scope of, major engagements;

•	Our ability to deliver complex projects and to provide scalable and reliable solutions hosting;

•	The number, size and scope of our projects;

•	Our client retention and acquisition rate and satisfaction with our services and solutions;

•	The length of the sales cycle associated with our solutions;

•	The sale of product;

•	The efficiency with which we utilize our employees;

•	How we plan and manage our existing and new engagements;

•	Our ability to manage future growth, including the growth of the Behavioral Analytics™ Solution;

•	Changes in pricing policies by us or our competitors;

•	Number of billing days; and

•	Availability of qualified employees.

We depend on a limited number of clients for a significant portion of our revenue, and the loss of a significant customer or a substantial decline in the number or scope of projects that we do for a significant customer could have a material adverse effect on our businesses.

We derive and expect to continue to derive for the foreseeable future a significant portion of our total revenue from a limited number of clients. See “Business” and “Clients” in Part I Item 1, and “Year Ended December 29, 2007 Compared with the Year Ended December 30, 2006” included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II Item 7 of our Form 10-K filed with the SEC on March 12, 2008. With the exception of our Behavioral Analytics™ subscription clients, the volume of services that we provide for a specific client is likely to vary from year to year, and a major client in one year might not use our services in a subsequent year. To the extent that any significant client uses less of our services or terminates its relationship with us, as may occur as clients respond to conditions affecting their own business, our total revenue could decline substantially and that could seriously harm our business.

We depend on good relations with our major clients, and any harm to these good relations may materially and adversely harm our business or our ability to compete effectively.

To attract and retain clients, we depend to a large extent on our relationships with our clients and our reputation for high quality Consulting services and Managed services. We design, create, implement, host, maintain and support applications and solutions that are often critical to our clients’ businesses. We believe that we generally enjoy good relations with our clients. If a client is not satisfied with our services, products or solutions, including those of subcontractors that we may employ, it may be damaging to our reputation and business. Any defects or errors in our services or solutions or failure to meet our clients’ expectations could result in:

•	Delayed or lost revenue due to adverse client reaction;

•	Requirements to provide additional services to a client at a reduced fee or at no charge;

•	Negative publicity, which could damage our reputation and adversely affect our ability to attract or retain clients; and

•	Claims for damages against us, regardless of our responsibility for such failure.

If we fail to meet our contractual obligations with our clients, we could be subject to legal liabilities or loss of clients. Although our contracts typically include provisions to limit our exposure to legal claims for the services and solutions we provide and the applications and systems we develop or integrate, these provisions may not protect us in all cases.

If we do not effectively manage the risks associated with increasingly complex client projects and new service offerings, our profit margins and our financial results may suffer.

We may fail to accurately estimate the time and resources necessary for the performance of our services. It can be difficult to judge the time and resources necessary to complete Consulting services projects, to deploy, support and operate hosted solutions, to support and maintain complex contact center architectures and/or to anticipate the amount of Product needed to complete a project. A number of different risks must be accounted for, including, without limitation, the variability and predictability of the number, size, scope, cost, and duration of and revenue from client engagements, unanticipated cancellations or deferrals of client contracts or follow-on phases of engagements in process, collection of revenue, variable employee utilization rates, project personnel costs and engagement requirements. Accurate estimates as to the costs and timing of completion of engagements is particularly important for the contracts that are performed on a fixed-price or not-to-exceed basis. Our failure to accurately estimate these risks could reduce the profitability of, or result in a loss on, our engagements and could damage our client relationships and our reputation.

Our industry is very competitive and, if we fail to compete successfully, our market share and business will be adversely affected.

We operate in a highly competitive and rapidly changing market and compete with a variety of organizations that offer services similar to those we offer. The market includes a variety of participants that compete with us at various levels of our business, including strategic consulting firms, systems integrators, general information technology services providers, web consulting firms, voice recording and voice analytic service providers, application service providers, and other firms that provide both consulting and systems integration services and solutions. New market entrants also pose a threat to our business.

Many of our competitors have longer operating histories, more clients, and longer relationships with their clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we do. As a result, our competitors may have enhanced abilities to compete for specific clients and market share generally, including through substantial economic incentives to clients to secure contracts. Existing or future competitors may develop or offer solutions that are comparable or superior to ours at a lower price. In addition, our competitors may be in a better position to respond quickly to new or emerging technologies and changes in client requirements or expectations. They may also develop and promote their products and services more effectively than we do and be better able to compete for skilled professionals by offering substantial compensation incentives.

We rely heavily on our senior management team for the success of our business.

Given the highly specialized nature of our services, senior management must have a thorough understanding of our service offerings as well as the skills and experience necessary to manage the organization. If one or more members of our senior management team leaves and we cannot replace them with a suitable candidate quickly, we could experience difficulty in managing our business properly, and this could harm our business prospects, client relationships, employee morale and results of operations.

Our ability to recruit talented professionals and retain our existing professionals is critical to the success of our business.

We believe that our success will depend substantially on our ability to attract, train, motivate and retain highly skilled management, strategic, technical, product development and other key professional employees. The information technology services industry continues to be people-intensive and faces a shortage of qualified personnel, especially those with specialized skills or experience. We compete with other companies to recruit and hire from this limited pool. If we cannot hire and retain qualified personnel, or if a significant number of our current employees leave, we may be unable to complete or retain existing engagements or bid for new engagements of similar scope and revenue.

If one or more of our key personnel were unable or unwilling to continue in their present positions, they could be difficult to replace and our business could be seriously harmed. This would result not only in the loss of key employees, but also potentially in the loss of client relationships or new business opportunities. In addition, there is no guarantee that the employee and customer non-solicitation and non-competition agreements we have entered into with our senior professionals would deter them from departing us for our competitors or that such agreements would be upheld and enforced by a court or other arbiter across all jurisdictions where we engage in business.

We must keep pace with the rapid rate of technological innovation and change, as well as evolving industry standards, in order to build our business.

Our industry is characterized by rapid and continually changing technologies, the introduction of many new products and services and evolving industry standards and client preferences. Our solutions must meet the requirements of and achieve significant acceptance among our current and prospective clients within this environment. Our future business will depend on our continuing ability to adapt to and incorporate changing technologies and emerging industry standards and to remain knowledgeable with respect to emerging CRM technology, customer loyalty research and applied CRM solutions.

In addition, our future business depends upon continued growth in the acceptance and use of Behavioral Analytics™ methodologies and technologies by our current and prospective clients and their clients and suppliers. Their acceptance and usage in turn may depend upon factors such as: the actual or perceived benefits of adoption and implementation of Behavioral Analytics™ and other CRM methodologies and technologies, including the predictability of a meaningful return on investment, cost efficiencies or other measurable economic benefits; their actual or perceived reliability, scalability, ease of use and access to such new technologies and methodologies; and their willingness to adopt new business methods incorporating a customer-centric approach.

We cannot assure that we will be successful in anticipating or responding to these developments and challenges on a timely or competitive basis or at all, or that our ideas and solutions will be successful in the marketplace. In addition, new or disruptive technologies and methodologies by our competitors may make our service or solution offerings uncompetitive. Any of these circumstances could adversely affect our ability to obtain and successfully complete substantial new client engagements that are important to maintain and grow our business. The continued growth of and intensifying competition within the CRM market may increase these challenges.

We depend on our ability to rapidly learn, use and integrate software and other technology developed by third parties to successfully compete in the CRM market, and our ability to maintain and grow our business may be affected by our ability to maintain strong relationships with CRM software providers and other alliance partners.

To provide certain of our solutions and services, we rely on third party software, telephony and other infrastructure and related services. If we are unable to integrate these components in a fully functional manner, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of new solutions. We could also incur substantial costs if we need to modify our services or infrastructure to adapt to changes in these third party products and services.

We have invested time and resources in seeking to maintain strong relationships with applicable software and technology providers and we plan to make additional investments in the future. The benefits we anticipate from these relationships play an important role in our future growth strategies. We rely on these relationships with third party vendors and alliance partners to allow us to rapidly learn about their existing and next generation technologies, to develop appropriate methods to integrate their products and services into our solutions and to obtain joint sponsorship of solution offerings. If we are unable to initiate and successfully maintain these relationships, we may fail to obtain the future benefits we hope to derive from them and significantly reduce our ability to successfully create and deploy new solution offerings incorporating their technologies. In addition, we may be adversely affected by the failure of one or more of our vendors or alliance partners, which could lead to reduced marketing exposure, fewer sales leads or joint marketing opportunities and a diminished ability to gain access to or develop leading-edge solutions. As our most important alliance relationships are non-exclusive, our alliance partners are also free to establish similar or preferred relationships with our competitors. These circumstances could adversely impact the success of our growth strategies that, in turn, could adversely affect our results of operations.

If growth in the use of CRM technologies declines, demand for our services may decrease.

CRM application and infrastructure technologies are central to many of our solutions. Our business depends upon continued growth in the use of these technologies by our clients, prospective clients and their clients and suppliers. If the number of users of this technology does not increase and commerce using this technology does not become more accepted and widespread, demand for our services may decrease. Factors that may affect the usage of this technology include:

•	Actual or perceived lack of security of information;

•	Lack of access and ease of use;

•	Congestion of Internet traffic or other usage delays;

•	Inconsistent quality of service;

•	Uncertainty regarding intellectual property ownership;

•	Reluctance to adopt new business methods; and

•	Costs associated with the obsolescence of existing infrastructure.

It may be difficult for us to access debt or equity markets to meet our financial needs.

We may need to raise additional funds in the future, through public or private debt or equity financings, which may not be available on terms favorable to us or at all. While we believe that existing cash resources will be sufficient to satisfy our operating cash needs for the next 12 months, any substantial decline in our revenue would likely cause us to use cash more rapidly than anticipated. Future decreases in our operating results, cash flow or stockholders’ equity may impair our future ability to raise these funds as and when needed. As a result, we may not be able to maintain adequate liquidity to support our operations, take advantage of new service or solution offerings or business expansion opportunities or respond to competitive pressures.

We have a limited ability to protect our intellectual property rights, which are important to our success and competitive position.

Our ability to protect our software, methodologies and other intellectual property is important to our success and our competitive position. We regard our intellectual property rights as proprietary and attempt to protect them with patents, copyrights, trademarks, trade secret laws, confidentiality agreements and other methods. Despite our efforts to protect our intellectual property rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our rights. The steps we take may not be adequate to prevent or deter infringement or other misappropriation of our intellectual property rights. In addition, we may not detect unauthorized use of, or take timely and effective actions to enforce and protect, our intellectual property rights. Existing laws of some countries in which we provide services or solutions afford more limited protection of intellectual property rights than laws in the United States.

We may be required to obtain licenses from others to refine, develop, market and deliver current and new services and solutions. There can be no assurance that we will be able to obtain any of these licenses on commercially reasonable terms or at all, or that rights granted by these licenses ultimately will be valid and enforceable.

Others could claim that our services, software or solutions infringe upon their intellectual property rights or violate contractual protections.

We believe that our services, software and solutions do not infringe upon the intellectual property rights of others. However, we or our clients may be subject to claims that our services, products or solutions, or the products of others that we offer to our clients, infringe upon the intellectual property rights of others. Any infringement claims may result in substantial costs, divert management attention and other resources, harm our reputation and prevent us from offering some services, software or solutions. A successful infringement claim against us could materially and adversely affect our business.

In our contracts, we generally agree to indemnify our clients for expenses and liabilities resulting from claimed infringement by our services, software or solutions, excluding third party components, of the intellectual property rights of others. In some instances, the amount of these indemnities may be greater than the revenue we receive from the client. In addition, our business includes the development of customized software modules in connection with specific client engagements, particularly in our systems integration business. We often assign to clients the copyright and, at times, other intellectual property rights in and to some aspects of the software and documentation developed for these clients in these engagements. Although our contracts with our clients generally provide that we also retain rights to our intellectual property, it is possible that clients may assert rights to, and seek to limit our ability to resell or reuse, this intellectual property.

Increasing government regulation could cause us to lose clients or impair our business.

We are subject not only to regulations applicable to businesses generally, but we and the solutions we offer to our clients also may be subject to United States and foreign laws and regulations directly applicable to electronic commerce, the Internet and data privacy. Laws and regulations in the United States, as well as legislative initiatives that may be considered in the future, may increase regulation of the Internet and impose additional restrictions relating to the privacy of personal data. We may be affected indirectly by any such legislation to the extent that it decreases acceptance or growth of the Internet or otherwise impacts our existing and prospective clients. Any such laws and regulations therefore could affect our existing business relationships or prevent us from getting new clients.

The unauthorized disclosure of the confidential client data that we maintain could result in a significant loss of business to eLoyalty and subject us to substantial liability.

In the course of implementing our Behavioral Analytics™ solution, we record and analyze clients’ telephone calls. These calls contain numerous references to highly sensitive confidential data of the customers of our clients, many of which are required to comply with federal and state laws concerning privacy. In addition, we have made certain contractual commitments to our clients regarding this confidential data.

We take extensive precautions to prevent the unauthorized disclosure or loss of such data and to protect the Company through technical and contractual means. Nonetheless, the disclosure or loss of such data could result in the considerable diminution of our business and prospects and could subject us to substantial liability.

In addition, the laws and regulations and industry standards governing these matters are currently changing rapidly. It is possible that the resources we devote to comply with such laws and regulations, industry standards, and our clients’ particular requirements could increase materially. In our contracts, we generally agree to indemnify our clients for expenses and liabilities resulting from unauthorized disclosure of confidential data. In some instances, the amount of these indemnities may be greater than the revenue we receive from the client.

We must maintain our reputation and expand our name recognition to remain competitive.

We believe that establishing and maintaining a good reputation and brand name is critical for attracting and expanding our targeted client base. If our reputation is damaged or if potential clients do not know what solutions we provide, we may become less competitive or lose our market share. Promotion and enhancement of our name will depend largely on our success in providing high quality services, software and solutions, which cannot be assured. If clients do not perceive our solutions to be effective or of higher quality, our brand name and reputation could be materially and adversely affected.

Our clients use our solutions for critical applications. Any errors, defects or other performance problems, including those in our proprietary software or products supplied by third party vendors, could result in financial or other damages. In addition to any liability we might have, performance problems could also adversely affect our brand name and reputation.

Risks Relating to Ownership of Our Common Stock

Our stock price may fluctuate significantly.

The market price of our common stock could be subject to significant fluctuations in response to our operating results, changes in earnings estimates by securities analysts or our ability to meet those estimates, publicity regarding our industry in general or any of our significant clients and other factors. Our revenue and operating results may vary significantly due to a number of factors, many of which are not in our control. See above under “—Our financial results are subject to significant fluctuations because of many factors, any of which could adversely affect our stock price.”

The occurrence of any of the other risks described in these “Risk Factors,” including any substantial sales of our common stock or perception that such sales might occur, could also have a significant and adverse impact on the market price of our common stock. The stock market in general has experienced extreme volatility that has often been seemingly unrelated to the operating performance of particular companies, particularly those that are technology related. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. Such litigation could result in substantial costs and a diversion of management’s attention and resources.

A limited number of stockholders control a significant amount of the voting power of our common stock.

As of March 15, 2008, the four largest beneficial owners of our common stock had the ability to exercise voting control over approximately 61.7% of our outstanding common stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors, any amendments to our certificate of incorporation and significant corporate transactions. These stockholders may exercise this control even if they are opposed by our other stockholders. Without the consent of these stockholders, we could be delayed or prevented from entering into transactions (including the acquisition of our company by third parties) that may be viewed as beneficial to us or our other stockholders. In addition, this significant concentration of stock ownership may adversely affect the trading price of our common stock if investors perceive disadvantages in owning stock in a company with controlling stockholders.

Provisions in our corporate documents and Delaware law could delay or prevent a change in control of eLoyalty, which could adversely affect the price of our common stock.

The existence of some provisions in our corporate documents and Delaware law could delay or prevent a change in control of eLoyalty, which could adversely affect the price of our common stock. Our certificate of incorporation and bylaws contain provisions that may make the acquisition of control of eLoyalty more difficult, including provisions relating to the nomination, election and removal of directors and limitations on actions by our stockholders. For example, our certificate of incorporation provides that the board of directors be divided into three classes as nearly equal in size as possible with staggered three-year terms. This classification of the board of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors. In addition, our preferred stock purchase rights issued under our rights agreement would cause substantial dilution to any person or group who attempts to acquire a significant interest in eLoyalty without advance approval from our board of directors.

USE OF PROCEEDS

All proceeds from the sale of the common stock offered hereby will be for the accounts of the selling stockholders. We will not receive any of the proceeds from the sale from time to time of the common stock offered hereby. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by any selling stockholder will be borne by such selling stockholder.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell the shares from time to time on the Nasdaq Global Market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

The following table sets forth: (i) the name and position of each selling stockholder who may sell common stock pursuant to this reoffer prospectus; (ii) the number of shares of common stock owned by each selling stockholder as of the date of this reoffer prospectus; (iii) the number of shares of common stock covered by this reoffer prospectus; and (iv) the number and percentage of shares of common stock to be owned by each such selling stockholder if such selling stockholder were to sell all of the shares of common stock which may be offered pursuant to this reoffer prospectus.

Information regarding the selling stockholders, including the number of shares offered for sale, may change from time to, and any changed information will be set forth in a prospectus supplement to the extent required. The address of each selling stockholder is c/o eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045.

Name	Position with the Company	Number of Shares of Common Stock (1) Beneficially Owned as of the Date of this Reoffer Prospectus	Shares Covered by this Reoffer Prospectus	Number of Shares of Common Stock (1) Beneficially Owned Assuming all Shares are Resold under this Reoffer Prospectus	Percentage of Common Stock Owned Assuming all Shares are Resold under this Reoffer Prospectus (2)
Kelly D. Conway	President and Chief Executive Officer	620,902	585,413	35,489	0.26%
Steven C. Pollema	Vice President, Integrated Contact Solutions/CRM BU	177,380	152,030	25,350	0.18%
Steven H. Shapiro	Vice President, General Counsel and Corporate Secretary	52,272	52,272	0	n/a

(1)	Includes shares of Series B Convertible Preferred Stock, which are convertible into shares of Common Stock on a 1-for-1 basis.
(2)	Applicable percentage of ownership is based on 13,807,716 shares of stock (Common Stock and Series B Convertible Preferred Stock) of the Company outstanding as of March 29, 2008.

PLAN OF DISTRIBUTION

The selling stockholders have not advised the Company of any specific plan for distribution of the shares offered hereby, but it is anticipated that the shares will be sold from time-to-time by the selling stockholders or by their pledges, donees, transferees or other successors in interest. Such sales may be made over-the-counter on the Nasdaq Global Market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

The shares may be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer for its account pursuant to this reoffer prospectus; or (iii) ordinary brokerage transactions and transactions in which the broker solicits purchases. The selling stockholders may also sell shares directly to purchasers. Any broker or dealer may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares or both. Such compensation as to a particular broker or dealer may be in excess of customary commissions.

In connection with their sales, a selling stockholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

We are bearing all costs relating to the registration of the shares of common stock. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholder or other party selling such shares. In order to comply with certain states’ securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. Sales of the shares must also be made by the selling stockholders in compliance with all other applicable state securities laws and regulations.

In addition to any shares sold hereunder, selling stockholders may sell shares of common stock in compliance with Rule 144. There is no assurance that the selling stockholders will sell all or a portion of the common stock offered hereby.

The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act.

We have notified the selling stockholders of the need to deliver a copy of this reoffer prospectus in connection with any sale of the shares.

EXPERTS

The financial statements incorporated by reference in this reoffer prospectus and elsewhere in the registration statement by reference to the Annual Report on Form 10-K for the year ended December 29, 2007 have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report for the years ended December 30, 2006 and December 29, 2007 (which report expresses an unqualified opinion and contains an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payments” for 2006 and of Financial Accounting Standards Board Interpretation 48, “Accounting for Uncertainty in Income Taxes” for 2007) and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

The financial statements for the year ended December 31, 2005 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 29, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this reoffer prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this reoffer prospectus. We incorporate by reference the documents listed below into this reoffer prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we close this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 29, 2007;

•	our Current Reports on Form 8-K and amendments thereto filed with the SEC on January 7, 2008, February 14, 2008, February 15, 2008 and February 19, 2008; and

•	the description of our common stock contained in our Registration Statement on Form 8-A for our common stock, including any amendments or reports filed for the purpose of updating that description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this reoffer prospectus is modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained in this reoffer prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this reoffer prospectus.

You may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:

150 Field Drive, Suite 250

Lake Forest, Illinois 60045

(847) 582-7000

Attention: Corporate Secretary

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, prospectus and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC also maintains an internet website, at http://www.sec.gov, that contains our filed reports, proxy and information statements and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.eLoyalty.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website is not, and should not be considered, part of this prospectus and is not incorporated by reference into this document.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common stock being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

eLoyalty Corporation

789,715 Shares

Common Stock

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on May 6, 2008.

eLOYALTY CORPORATION

By:	/s/ Kelly D. Conway
Kelly D. Conway
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of May 6, 2008.

Signature	Title

/s/ Kelly D. Conway Kelly D. Conway	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Christopher B. Min Christopher B. Min	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Tench Coxe Tench Coxe	Chairman of the Board and Director

/s/ Henry J. Feinberg Henry J. Feinberg	Director

/s/ John T. Kohler John T. Kohler	Director

/s/ Michael J. Murray Michael J. Murray	Director

/s/ John C. Staley John C. Staley	Director

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Winston & Strawn LLP as to the legality of the securities being registered

23.1	Consent of Grant Thornton LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Winston & Strawn (included as part of Exhibit 5.1)